Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Michelle M. Larkin (media)

Manager, PR & Advocacy

Phone (610) 321- 2886

Michelle.larkin@viropharma.com

Robert A. Doody Jr. (investors)

Director, Investor Relations

Phone (610) 321-6290

R. Clayton Fletcher

Vice President, Business Development

Phone (610) 321-6789

TREATMENT WITH VP20621 (NON-TOXIGENIC Clostridium difficile; NTCD) IN A PHASE 2 STUDY RESULTED IN HIGH RATES OF COLONIZATION AND STATISTICALLY SIGNIFICANT REDUCTIONS IN RECURRENCE OF C. difficile INFECTION

Exton, PA, April 22, 2013 — ViroPharma Incorporated (Nasdaq: VPHM), an international biopharmaceutical company committed to developing and commercializing innovative products that address unmet medical needs and rare diseases, today announced the results of a Phase 2 study of VP20621 (non-toxigenic Clostridium difficile; NTCD) a novel treatment approach for preventing recurrent C. difficile infections (CDI). CDI is a common and dangerous gastrointestinal infection typically occurring in older adults after use of antibiotic medications. VP20621 contains the spores of a naturally occurring non-toxin producing strain of C. difficile.

In this study of 168 patients who were randomized and dosed following antibiotic treatment for CDI, VP20621 was well tolerated, with mild-moderate headache the only notable associated adverse event reported by 10 percent of subjects compared to 2 percent on placebo. Viable non-toxigenic C. difficile was detected in stool culture (the primary endpoint of the study) in 54 percent of subjects treated with the low dose of VP20621 and up to 79 percent of those receiving the high dose. In addition, across all dose groups, VP20621 reduced the incidence of CDI recurrence (a secondary endpoint of the study) by greater than or equal to 50 percent vs. placebo, with a similar reduction in antibacterial treatment for CDI vs. placebo in this study. The CDI recurrence rate was two percent (2/86) in the subgroup of patients successfully colonized with VP20621.

“These data demonstrate that colonization with VP20621 was achieved in the majority of patients, and that in these patients, 98 percent had no recurrence of C. difficile infection,” commented Dr. Colin Broom, ViroPharma’s chief scientific officer. “We have long known that colonization of susceptible individuals with a non-toxin-producing strain of C. difficile appears to prevent infection by a toxic, virulent strain and these data support that observation. The results of the study provide insight into how colonization rates may be increased further, for example, by starting VP20621 dosing earlier and using the optimum dosing regimen in confirmatory studies powered to show a difference in recurrence rates. These are very exciting data, and offer clinicians and patients hope that a preventive therapy for recurrent CDI may one day be available to them.”

About the Phase 2 study

The Phase 2 randomized, double-blind study was designed to determine the tolerability of VP20621 dosed orally for up to 14 days in adults previously treated for CDI with oral vancomycin or metronidazole. After completing the antibiotic treatment, subjects were given either placebo (n=43), or

VP20621 doses of 104 spores QD (once per day) for 7 days (n=41), 107 spores QD for 7 days (n=43), or 107 spores QD for 14 days (n=41).  The overall median age of study subjects was 59 years; 39 percent were ≥65 years old; 62 percent were female. Data from the study are shown below:

Microbiology and Clinical endpoints:

Study drug was to be administered to all subjects for 14 days to maintain the blind.  Data below pertain to the 6 weeks following the first dose of study drug, which defined the period for evaluation of CDI recurrence. Colonization was determined by microbiological culture of stool and CDI recurrence was defined as ≥3 unformed stools within 24 hours, positive C. difficile stool assay and no other likely cause of diarrhea occurring after day one through week 6.

Detection of NTCD in stool and rates of CDI recurrence, Antibacterial Use for CDI Treatment and Clinical Diarrhea Events; Placebo vs. VP20621

		VP20621
	Placebo	10[4] x 7d	10[7] x 7d	10[7] x 14d	All VP20621 doses
n	43	41	43	41	125
NTCD detected in stool during 14 day administration period	0%	54%	79%	73%	69%
p value vs. placebo		<0.0001	<0.0001	<0.0001	<0.0001
CDI Recurrence	30%	15%	5%	15%	11%
p value vs. placebo		0.11	<0.01	0.10	<0.01
Antibacterial Use for CDI Treatment	33%	15%	9%	17%	14%
p value vs. placebo		0.06	0.02	0.14	<0.01
Event of diarrhea or loose stool of any severity or duration	77%	56%	58%	56%	57%
p value vs. placebo		0.05	0.09	0.02	0.02

Safety:

VP20621 exhibited a favorable tolerability profile:

•                  There were no notable differences in adverse events between the different VP20621 dose groups;

•                  Overall, treatment-emergent adverse events were reported in 86 percent of placebo subjects and 78 percent of all VP20621 subjects;

•                  Treatment-emergent serious adverse events were reported in 7 percent and 3 percent of placebo and VP20621 subjects, respectively, though none were considered related to study drug;

•                  Diarrhea events are shown in the table above. Abdominal pain was reported in 33 percent of placebo subjects and 17 percent of all VP20621 subjects;

•                  The only adverse event with apparent association with VP20621 was headache: Two percent for placebo subjects vs. 10 percent for all VP20621 subjects;

•                  There were 2 deaths:

•            One subject in the placebo group had severe recurrent CDI that did not respond to attempted fecal transplant; death was attributed to the CDI and subsequent respiratory failure;

•            One subject in the VP20621 high-dose (14 day) group was diagnosed with recurrent CDI and fell and fractured a hip; death was attributed to renal failure and pulmonary sepsis.

“I am thrilled by the data from this Phase 2 study of VP20621, which confirm the therapeutic potential of non-toxigenic C. difficile,” commented Dale Gerding, MD, Professor of Medicine at Loyola University Chicago Stritch School of Medicine and research physician at the Hines VA Hospital. “For the first time, we have been able to mimic the protective effect we have inferred from observing natural colonization of patients with non-toxigenic strains of C. difficile. As a clinician on the front lines of CDI research, I find these data to be extremely promising and suggestive of a novel approach to prevention of not only disease recurrence, but primary CDI as well.”

Next steps

ViroPharma will complete the evaluation of these Phase 2 data which will help determine a future development pathway. The company reminds its investors that VP20621 was flagged as a non core asset at its September investor event. With these compelling Phase 2 clinical results, we will seek a partner to complete the development and commercialization of the asset.

About VP20621

Antibiotics including those used to treat acute C. difficile infection (CDI) disrupt the normal gastrointestinal flora which renders individuals susceptible to C. difficile colonization. Orally-dosed liquid VP20621 utilizes non-toxigenic spore-based technology as a potential means of recolonization and protection. The goal of VP20621 dosing following antibiotic exposure is to colonize with this non-toxigenic strain of C. difficile and to prevent colonization by toxigenic strains, thereby preventing disease. VP20621 may have therapeutic utility in the prevention of recurrence following treatment of acute CDI and in the primary prevention of CDI. ViroPharma acquired VP20621 in 2006, through a licensing agreement with Dr. Dale N. Gerding, Professor of Medicine at Loyola University Chicago.

About Clostridium difficile

One of the most serious problems facing the U.S. healthcare system today is hospital-acquired infections (HAIs) and Clostridium difficile infection is one of the most common and devastating HAIs.  The incidence of C. difficile observed in U.S. healthcare facilities more than doubled approximately every five years since 1999 and the reported mortality rates from C. difficile in the U.S. have more than quadrupled in the last decade to 14,000 per year. Elderly patients exposed to antibiotics, long-term care patients, or those who have a serious underlying illness are at greatest risk to contract the disease. Typical symptoms include diarrhea (which can be severe), fever, nausea, abdominal pain, and dehydration that can lead to life-threatening complications such as shock, megacolon, peritonitis and perforation of the colon.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options. ViroPharma is developing a portfolio of therapeutics for rare and Orphan diseases including C1 esterase inhibitor deficiency, Friedreich’s Ataxia, and adrenal insufficiency; and recurrent C. difficile infection (CDI).

Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures and C. difficile-associated diarrhea (CDAD); for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Forward Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements in this press release include statements regarding potential therapeutic indication and use, safety, efficacy, tolerability and potential of VP20621, statements that VP20621 may prevent infection by toxin-producing strains of C. difficile and how colonization rates may be increased further. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. The development and commercialization of pharmaceutical products is subject to risks and uncertainties. The safety, colonization and efficacy data described in this press release are preliminary and additional review of the data may reveal additional findings which may not be consistent with this press release. The studies described in this press release represent the results of a Phase 2 study with VP20621 and the results of the study may not be predictive of how VP20621 will perform in future studies. There can be no assurance that that The FDA or EMA may view the data regarding VP20621 as insufficient or inconclusive, request additional data, require additional clinical studies, delay any decision past the time frames anticipated by us, limit any approved indications, or deny the approval of VP20621. There can be no assurance that we will be successful in finding a partner to complete the development and commercialization of VP20621. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2012 and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during 2013, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

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